Auddia Inc.
2100 Central Ave., Suite 200

Boulder, Colorado 80301

November 17, 2023

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attn: Austin Pattan

Re:	Auddia Inc.
Registration Statement on Form S-1 (File No. 333-275441)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Auddia Inc. (the “Company”) hereby requests that the effective date of the Company’s Registration Statement on Form S-1 (File No. 333-275441) (the “Registration Statement”) be accelerated so that the Company’s Registration Statement will become effective at 10:00 AM, eastern time, on November 21, 2023, or as soon as thereafter as is practicable.

Please contact Jennifer Porter, Esq. of Goodwin Procter LLP at (445) 207-7806 to provide notice of effectiveness, or if you have any questions or comments concerning this request.

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Very truly yours,

AUDDIA INC.

By:	/s/ Michael Lawless
	Name:	Michael Lawless
	Title:	Chief Executive Officer